Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Aerwins Technologies Inc. and subsidiaries

We hereby consent to the incorporation in this Registration Statement of Aerwins Technologies, Inc. (the “Company”) on Form S-4 Amendment No. 1 of our report dated October 21, 2022, except for Notes 1, 4, 7, 18, 19 and 21 as to which the date is December 1, 2022; and Note 7 as to which the date is December 19, 2022, with respect to our audits of the financial statements of Aerwins Technologies Inc. and subsidiaries as of December 31, 2021 and 2020, which report appears in this Registration Statement on Form S-4 Amendment No. 1. Our report dated October 21, 2022 except for Notes 1, 4, 7, 18, 19, and 21 as to which the date is December 1, 2022; and Note 7 as to which the date is December 19, 2022 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

TAAD LLP

Diamond Bar, California

December 19, 2022